Exhibit 99.1

        NSD Bancorp, Inc. Reports Second Quarter 2004 Earnings

    PITTSBURGH--(BUSINESS WIRE)--July 28, 2004--NSD Bancorp, Inc. (Nasdaq:NSDB), the parent holding company of NorthSide Bank, reported consolidated net income of $979,000 or $0.29 per diluted share for the three months ended June 30, 2004, as compared to a net loss of $429,000 or $0.12 per diluted share for the same quarter in the prior year.
    During the first half of 2004, the Corporation's total assets increased $25.7 million or 5.1% to $532.3 million at June 30, 2004 from $506.6 million at December 31, 2003. This increase in assets was fueled by growth in customer deposits, which increased $28.1 million or 7.7% to $394.1 million at quarter end. Loans receivable increased by $1.3 million to $306.9 million at June 30, 2004, from $305.6 million at December 31, 2003. Funds from deposit growth were primarily deployed in investment securities as the Corporation's securities portfolio increased $23.6 million or 15.6% to $174.7 million at June 30, 2004 from $151.1 million as of the end of 2003.
    The second quarter 2003 net loss was primarily the result of $2.5 million in additional loan loss provision recorded as the result of the deterioration of a large commercial loan relationship in the prior year. The financial deterioration of this large commercial loan customer resulted in placing the credit relationship on nonperforming status and the provision for loan losses charge.
    During the six months ended June 30, 2004, the Corporation recorded consolidated net income of $2.0 million or $0.59 per diluted share versus consolidated net income of $910,000 or $0.27 per diluted share for the same period in the prior year. For the six months ended June 30, 2004, the Corporation realized return on average equity and assets of 10.38% and 0.76%, respectively.
    Aside from the quarterly earnings variance that resulted from the aforementioned $2.5 million loan loss provision charge, net income between the second quarter 2004 and 2003 declined $178,000 or 15.4%. Contributing to the decline in earnings between these two quarterly periods were decreases in net interest income and noninterest income of $82,000 and $177,000, respectively, as well as an increase in noninterest expense of $206,000. Partially offsetting these unfavorable variances, the provision for loan losses and income taxes were $155,000 and $132,000, respectively, lower during the second quarter of 2004 versus the same quarter in 2003.
    The Corporation, like many financial institutions, continues to experience net interest income compression as the decrease in yield on earning-assets outpaced the decrease in the cost of interest-bearing liabilities. Between the two quarters, the yield on earning-assets decreased 74 basis points to 5.35% for the second quarter of 2004 from 6.09% for the second quarter of 2003. The cost of interest-bearing liabilities decreased 67 basis points to 2.58% for the second quarter of 2004 from 3.25% for the second quarter of 2003. This reduction in spread was the direct result of continued downward re-pricing of interest-earning assets in the current interest rate environment while the cost of deposit funding has stabilized near the effective floor of these products. Contributing to the decline in interest income was the necessity of redeploying funds from loan repayments in lower yielding marketable securities.
    Nonperforming assets decreased slightly to $8.5 million at June 30, 2004, from $8.6 million at December 31, 2003. The Corporation continues to work out larger problem credits and anticipates a continued decrease in nonperforming loans as it moves through 2004. This, coupled with lower than anticipated loan production, resulted in a lower level of loan loss provision necessary for the three months ended June 30, 2004 of $60,000. Nonperforming assets as a percentage of total assets decreased to 1.60% at June 30, 2004 compared to 1.70% at December 31, 2003. Management believes that the potential losses associated with the nonperforming loans are adequately provided for based on relevant available information and continues to pursue all avenues to recover losses incurred to date. The allowance for loan losses ended the quarter at $6.8 million versus $6.9 million at December 31, 2003.
    Noninterest income was $177,000 or 16.6% lower during the second quarter of 2004 at $890,000 versus $1.1 million during the same period in the prior year. This decrease was primarily the result of a reduction of $90,000 in secondary market mortgage sale income for 2004 versus 2003. Also contributing to the decrease was lower earnings on bank-owned life insurance earnings and lower security and other asset sale gains in 2004 versus 2003.
    Noninterest expense was $206,000 or 6.7% higher during the second quarter of 2004 at $3.3 million versus $3.1 million during the same period in the prior year. This increase was a result of higher compensation and benefits expenses associated primarily with normal salary and wage increases and higher professional fees expense associated with problem credit workout costs and regulatory compliance initiatives. Partially offsetting these noninterest expense increases was a reduction in premises and equipment and other operating expenses.
    Andrew W. Hasley, President and Chief Operating Officer of the Corporation and the Bank, stated, "The Board of Directors, senior management and I continue to be pleased with the Bank's balance sheet and customer growth and the favorable progress that we have made in addressing the initiatives to enhance earnings, improve asset quality and realize operating efficiencies that we set forth earlier this year."
    NSD Bancorp, Inc. is the holding company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $532 million in assets at June 30, 2004. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "NSDB." For more information visit the Corporation's website at "www.nsdbancorp.com."

    This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.


                           NSD Bancorp, Inc.
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                   Three month period Six month period
                                     ended June 30,    ended June 30,
                                       2004   2003     2004     2003
                                     ------- ------- -------- --------

Interest income                      $6,406  $7,038  $12,835  $14,369
Interest expense                      2,630   3,180    5,219    6,494
                                     ------- ------- -------- --------
  Net interest income                 3,776   3,858    7,616    7,875
Provision for loan losses                60   2,715      190    2,970
Noninterest income                      890   1,067    1,722    2,011
Noninterest expense                   3,263   3,057    6,361    5,944
                                     ------- ------- -------- --------
  Net income (loss) before
   provision for (benefit from)
   income taxes                       1,343    (847)   2,787      972
Provision for (benefit from) income
 taxes                                  364    (418)     778       62
                                     ------- ------- -------- --------
Net income (loss)                      $979   $(429)  $2,009     $910
                                     ======= ======= ======== ========

Net income (loss) per share - basic   $0.29  ($0.13)   $0.60    $0.27
Net income (loss) per share - diluted $0.29  ($0.12)   $0.59    $0.27
Dividends declared and paid per share $0.22   $0.21    $0.42    $0.40

Return on annualized average assets    0.74%     NM     0.76%    0.36%
Return on annualized average equity 10.48% NM 10.38% 4.74% Yield on average interest-earning
 assets                                5.35%   6.09%    5.47%    6.21%
Cost of average interest-bearing
 liabilities                           2.58%   3.25%    2.23%    2.82%
Net interest margin                    3.20%   3.39%    3.29%    3.45%


CONSOLIDATED FINANCIAL CONDITION DATA:

                                                As of         As of
                                              6/30/2004    12/31/2003
                                              ----------   -----------

Total assets                                   $532,326      $506,620
Cash and equivalents                             22,338        24,240
Securities                                      174,708       151,141
Loans                                           306,942       305,626
Deposits                                        394,132       366,039
Borrowed funds                                   94,000        94,000
Stockholders' equity                             36,688        38,887

Book value per share                             $10.80        $11.58

Net loans to deposits                             77.88%        83.50%
Allowance for loan losses to total loans           2.16%         2.20%
Nonperforming assets to total assets               1.60%         1.70%
Stockholders' equity to total assets               6.89%         7.68%
Shares common stock outstanding               3,396,701     3,357,706

NM - not meaningful.


    CONTACT: NSD Bancorp, Inc., Pittsburgh
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             or
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com